Exhibit 10.8

THE HOMETRUST BANK

(FORMERLY THE HOMETOWN BANK

AND PRIOR THERETO CLYDE SAVINGS BANK, S.S.B.)

DEFINED CONTRIBUTION

EXECUTIVE MEDICAL CARE PLAN

As Amended Effective January 1, 2005

(Reflecting Amendments Through May 31, 2009)

1. Purpose and Effective Date of the Plan.

The purpose of The HomeTrust Bank (formerly the Hometown Bank an prior thereto Clyde Savings Bank, S.S.B.) Defined Contribution Executive Medical Care Plan is to advance the interests of the Employer on a controlled-cost basis, by providing specifically identified key employees with the opportunity to receive employer-provided health and qualified long-term care benefits (through the payment of Health Plan premiums), and to receive reimbursement of medical expenses, until such time as the employee’s Benefit Account is exhausted. The Plan is designed to reflect the Bank’s objective of providing executive medical care benefits on a “defined contribution-type” basis - where the amount of the contribution is determined, and the promised benefit is available only for as long as there are funds to provide the benefit, rather than a “defined benefit-type” basis - where a promised benefit is provided without regard to its cost. It is intended for tax and labor law purposes that the benefits provided under this Plan will constitute an employee benefit plan for a select group of management or highly compensated employees, and shall be operated and interpreted accordingly.

The Plan is not intended to provide deferred compensation, and as such is not to be subject to Section 409A (as herein defined). In the event Section 409A is determined to apply to the Plan, then the Plan shall be administered and interpreted to comply therewith, but only to the extent the Plan or any benefit provided hereunder is subject thereto.

This Plan shall serve as the written plan document required under Section 102 of ERISA, and shall also serve as the summary plan description required under Section 102 of ERISA.

2. Definitions.

As used herein, the following definitions shall apply.

“Affiliate” shall mean any “parent corporation” or “subsidiary corporation” of the Bank, as such terms are defined in Section 424 of the Code.

“Bank” shall mean HomeTrust Bank, and its successors and assigns.

“Benefit Account” means the bookkeeping account established and maintained for a Participant as provided in Section 4(c) hereof.

“Benefit Commencement Date” shall mean, with respect to the payment of Health Plan premiums, the first day of the month next following (1) the date of the Participant’s termination of employment with the Bank or a Participating Employer after his attainment of age 65 (unless the Participant, having attained age 65, requests that his benefits commence sooner), (2) if the Participant’s termination of employment with the Bank or a Participating Employer occurs before the Participant attains age 65, the earlier of the date the Participant requests payment of the Health Plan premiums under the Plan subsequent to the termination of employment, or the date the Participant attains age 65, or (3) in the case of the Participant’s death prior to age 65, the first day of the month next following the date of the Participant’s death. With respect to Qualified Long-Term Care Coverage and the reimbursement of Medical Expenses, the Benefit Commencement Date shall be the date the Participant is first designated to participate in this Plan; provided, however, that with respect to the reimbursement of Medical Expenses, the Participant must be 100% vested before his benefits may commence. Notwithstanding the foregoing, a Participant may request in writing that his Benefit Commencement Date be delayed (except for the reimbursement of Medical Expenses), subject to the approval of the Committee. If a Participant dies before a Benefit Commencement Date described in the first sentence of this definition, the Spouse benefit under this Plan, if any, shall commence the first day of the month next following the date the Participant dies. Notwithstanding the foregoing, a Participant may request in writing that his Benefit Commencement Date be delayed (except for the reimbursement of Medical Expenses) or, with respect to the payment of Health Plan premiums, accelerated, in each case subject to the approval of the Committee.

“Board” shall mean the Board of Directors of the Bank.

“Change in Control” is defined in the 2005 HomeTrust Deferred Compensation Plan, and shall be defined in the same manner for purposes of this Agreement. Any amendment to said Deferred Compensation Plan that modifies this definition shall be deemed to apply with equal force, effect, and timing to the definition of Change in Control for purposes of this Agreement, except that a modification that may adversely effect a Participant shall be ineffective as to the Participant unless he or she consents in writing to be bound by the modification.

“Code” shall mean the Internal Revenue Code of 1986, as amended.

“Committee” shall mean the committee appointed pursuant to Section 3(a) hereof.

“Compensation Deferral Agreement” means an agreement entered into between the Bank and the Participant setting forth the amount and nature of compensation being deferred by the Participant under this Agreement.

“Disability” shall mean where the Participant either is (a) unable to engage in substantial activity by reason of any physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, or (b) by reason of any medically determinable physical or mental impairment which can be expected to last for a continuous period of not less than 12 months, receiving income replacement benefits for a period of not less than 3 months under an accident and health plan covering employees of the Bank or its Affiliates, and, in either case, the permanence and degree of which is supported by medical evidence satisfactory to the Administrator.

“Effective Date” shall mean June 1, 2002.

“Employee” shall mean an individual whom the Bank or a Participating Employer treats as an employee (as opposed to an independent contractor) for payroll tax purposes.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended (“ERISA”).

“Excess Pre-2005 Amounts” means, at the time the Participant attains age 65 or would have attained age 65, and from time to time thereafter, the balance in a Participant’s vested Pre-2005 Benefit Account that exceeds the present value of the amount estimated to be required to pay expected future premiums over the current life expectancy of the Participant on that date or what it would have been if the Participant was still living. For purposes of determining an Excess Pre-2005 Amount, the interest rate shall be the annual adjustment rate set forth in the Participant’s Joinder Agreement, and life expectancy shall be determined under Tables V and VI of Treasury Regulation Section 1.72-9. The determination of Excess Pre-2005 Amounts shall be solely within the discretion of the Committee, except that the Participant or Spouse, if any, shall provide information to determine the expected future Health Plan premiums. The Participant’s Post-2004 Benefit Account shall not be taken into account in determining his Excess Pre-2005 Amount.

“Health Plan” shall mean any insured plan or program (including but not limited to Medicare supplemental insurance plans), as in effect from time to time, under which one or more of the Participants are eligible to receive (i) medical, dental or vision coverage, or (ii) Qualified Long-Term Care Coverage for the Participant and/or his Spouse. A self-insured health plan that provides a taxable benefit to a Participant under Section 105(h) of the Code shall not be considered a Health Plan with respect to that Participant, so no premium payments may be made to such plan (other than from Pre-2005 Benefit Accounts).

“Joinder Agreement” means an agreement entered into between the Bank and the Participant setting forth the Participant’s rights, conditions and obligations under this Plan, including the Participant’s initial Benefit Account, and applicable vesting requirements.

“Just Cause” shall mean termination of an Employee’s employment because of the Employee’s personal dishonesty, incompetence, willful misconduct, breach of fiduciary duty involving personal profit, intentional failure to perform stated duties, or willful violation of any law, rule, or regulation (other than traffic violations or similar offenses).

“Medical Expenses” shall mean medical expenses (within the meaning of Section 213(d) of the Code) of the Participant, his Spouse or dependents (as defined in Section 152 of the Code) that are not compensated for or reimbursed by insurance or otherwise.

“Participant” means an Employee who has been selected to participate pursuant to Section 4 hereof.

“Participating Employer” shall mean an Affiliate that has joined the Plan pursuant to a written joinder agreement acceptable to and approved by the Board. Such an agreement shall provide that for purposes of computing a Participant’s Years of Service, credit shall be given for the Participant’s service with the Participating Employer and its predecessors.

“Pre-2005 Benefit Account” shall mean, at any time, the hypothetical value of a Benefit Account established prior to December 31, 2004, to the extent the Participant is vested therein as of December 31, 2004, including the earnings credited thereon, and reduced by benefit payments made therefrom.

“Post-2004 Benefit Account” shall mean, at any time, the hypothetical value of a Benefit Account that is not the Pre-2005 Benefit Account.

“Qualified Long-Term Care Coverage” means qualified long-term care coverage as defined in Code Section 7702B.

“Plan” shall mean this HomeTrust Bank Defined Contribution Executive Medical Care Plan, as amended from time to time.

“Section 409A” shall mean Section 409A of the Code and the regulations and guidance of general applicability issued thereunder.

“Spouse” shall mean an individual to whom a Participant is legally married and is named in the Participant’s Joinder Agreement as being eligible to receive Spouse benefits under the Plan. A spouse from whom the Participant is divorced shall no longer be considered a Spouse as of the date of divorce. The term “Spouse” shall not include a person who the Participant marries subsequent to the initial Joinder Agreement date unless such person is named in a revised Joinder Agreement.

“Trust” shall mean any trust (or trusts) that the Bank or a Participating Employer may establish at any time or from time to time to assist in meeting the obligations arising under this Plan.

“Year of Service” shall mean a full 12-month period, measured from an Employee’s date of hire, and each annual anniversary date thereof, during which the Participant has continuously been an Employee or Director.

Where appearing in the Plan, the masculine gender shall include the feminine and neuter genders, and the singular shall include the plural, and vice versa, unless the context clearly indicates a different meaning.

3. Administration of the Plan.

(a) The Committee. The Plan shall be administered by the Committee which shall be responsible for carrying out the provisions of the Plan, and which shall be the Plan Administrator and Named Fiduciary as these terms are defined under ERISA. The Committee shall consist of at least three (3) non-Employee members of the Board who shall be appointed from time to time by the Board. Vacancies on the Committee shall be filled in the same manner as appointment. The non-employee members of the Board shall act as the Committee at any time during which no Committee is appointed or duly constituted hereunder.

(b) Powers of the Committee. Except as limited by the express provisions of the Plan, the Committee shall have sole and complete authority and discretion (i) to interpret the Plan, (ii) to prescribe, amend and rescind rules and regulations relating to the Plan, (iii) to make other determinations necessary or advisable for the administration of the Plan, (iv) to administer the Plan for the exclusive benefit of the Participants and without discrimination among similarly-situated Participants, and (v) to employ agents, attorneys, accountants or other persons (who may also be employed by or represent the Bank) for such purposes as the Committee considers necessary hereunder. A majority of the entire Committee shall constitute a quorum and the action of a majority of the members present at any meeting at which a quorum is present, or acts approved in writing by a majority of the Committee without a meeting, shall be deemed the action of the Committee. Notwithstanding the foregoing, any claim which arises under any policy or plan offered by an insurer or other benefit provider shall not be subject to review under this Plan, and the Committee’s authority under this paragraph shall not extend to any matter as to which the administrator of any other plan of the Bank or an Affiliate, if any, is empowered under any such plan to make determinations.

(c) Effect of the Committee’s Decisions. All decisions, determinations and interpretations of the Committee shall be final and conclusive on all persons affected thereby.

(d) Claims. Claims for benefits under the Plan shall be filed as directed by the Committee. Written notice of the disposition of a claim shall be furnished to the claimant within 30 days after the application therefore is filed. In the event the claim is denied, the reasons for the denial shall be cited and, where appropriate, an explanation as to how the claimant can perfect the claim will be provided.

(e) Appeals. Any Participant or former Participant who has been denied a benefit shall be entitled, upon request to the Committee and if he has not already done so, to receive a written notice of such action, together with a full and clear statement of the reasons for the action. If the claimant wishes further consideration of his position, he may obtain a form from the Committee on which to request a hearing. Such form, together with a written statement of the claimant’s position, shall be filed with the Committee no later than 90 days after receipt of the written notification provided for above in the preceding paragraph. The Committee shall schedule an opportunity for a full and fair hearing of the issue within the next 30 days. The decision following such hearing shall be made within 30 days and shall be communicated in writing to the claimant.

(f) Indemnification. In addition to such other rights of indemnification as they may have, the members of the Committee and the Board shall be indemnified by the Bank and the Participating Employers, to the full extent permitted by law, in connection with any claim, action, suit or proceeding relating to any action taken or failure to act under or in connection with the Plan.

4. Post-Retirement Medical Benefit

(a) Participation. The Board shall have sole and absolute discretion to select the management or highly compensated Employees who shall be entitled to participate in this Plan, and the Board’s decisions as to participation shall be made in accordance with Section 1 hereof.

(b) Entitlement to Plan Benefits; Deferral Elections.

(1) A Participant’s entitlement to benefits under this Plan (and any relating vesting requirements) will be set forth in the Participant’s Joinder Agreement. If a Participant’s employment with the Bank or an Affiliate terminates due to Just Cause, the Participant shall immediately and permanently forfeit the right to receive any further benefits under this Plan (other than that portion of the Participant’s Benefits Account attributable to compensation deferred by the Participant pursuant to a Compensation Deferral Agreement, reduced (in the manner provided for in Section 4(c)(6)) by the benefits received by the Participant under this Plan that are attributable to the Participant’s compensation deferrals, as determined pursuant to Section 4(c)(2)).

(2) A Participant who is fully vested under this Plan may elect to defer such amount of his base salary, bonuses, or other compensation (including unearned and unused vacation pay and paid time off) as set forth in a Compensation Deferral Agreement up to the maximum deferral amount approved for the Participant. The election shall be irrevocable with respect to compensation covered by the election. A Participant may amend his Compensation Deferral Agreement from time to time regarding the future unearned compensation. The Employer or an Affiliate shall withhold from that portion of the Participant’s compensation that is not being deferred the Participant’s share of FICA, medicare and other employment taxes on the amount being deferred, and may reduce the amount of compensation being deferred in order to comply with this requirement. The Post-2004 Benefit Account may only be used to pay or reimburse Health Plan premiums, and may not be used to reimburse Medical Expenses.

(c) Health Plan Benefit

(1) If a Participant has become entitled to Plan benefits pursuant to subsections 4(a) and 4(b) hereof, and provided that the Participant executes a Joinder Agreement in connection with this Plan, the Participant and his or her Spouse (if any) shall have a Benefit Account established on their behalf in the amount set forth in the Joinder Agreement. Said Benefit Account shall be used to (i) reimburse the Participant for Medical Expenses (except as provided in Section 4(b)(2), which provides that Post-2004 Benefit Accounts may not be used to reimburse medical expenses), or (ii) timely pay insurance premiums under any Health Plan covering the Participant and his Spouse (or, in the case of a Health Plan providing Qualified Long-Term Care Coverage, the Participant and/or the Spouse only) designated by the Participant (or his Spouse in case of the death of the Participant) from time to time in writing and consented to by the Committee. The Committee shall not unreasonably withhold its consent regarding the designation of a Health Plan, but may in any event determine not to pay premiums under a plan that the Committee determines would adversely effect the tax-deductibility of the payments to the Bank or a Participating Employer, or cause the payments to be taxable to the Participant (or the Spouse). Nothwithstanding anything in this Plan to the contrary, no benefits shall paid to or on behalf of a Participant until he is fully vested in his Benefit Account.

(2) There shall be credited to each Participant’s Benefit Account the amount designated in the Joinder Agreement (as modified, or supplemented by a new Joinder Agreement), including compensation that the Participant elects to defer under his or her Compensation Deferral Agreement. The Benefit Account shall be a bookkeeping account on the records of the Bank, and no assets of the Bank or a Participating Employer shall be formally set aside for this purpose, except as may be provided herein. The Committee shall separately account for that portion of the Participant’s Benefit Account attributable to his Pre-2005 Benefit Account and that portion attributable to his Post-2004 Benefit Account. A Participant’s Benefit Account shall only constitute a measurement of the maximum amount of benefits that will be paid to or in behalf of the Participant under this Plan from time to time. The Committee may utilize such sub-accounts under a Participant’s Benefit Account as is necessary to account for a Participant’s interest in this Plan (including determining which benefits are attributable to compensation deferrals). Medical Expenses reimbursed to a Participant, or Health Plan premiums paid on behalf of the Participant by the Bank or a Participating Employer, shall be a charge to the balance of his or her Benefit Account at the time of such payment. At the end of each Plan Year, the Benefit Account as of that date shall be credited with a percentage adjustment set forth in the Participant’s Joinder Agreement, based on the average balance of the Benefit Account during the Plan Year (determined by adding the beginning of the year Benefit Account balance and the month-end Benefit Account balance for the next 12 months and dividing that sum by thirteen (13)). If no percentage adjustment is set out in the Joinder Agreement, the percentage adjustment shall be five percent (5%) per annum.

(3) A Participant’s Benefit Account may be subject to a vesting schedule and, accordingly, full or partial forfeiture, to the extent provided in the Participant’s Joinder Agreement. Notwithstanding the preceding sentence, that portion of the Participant’s Benefit Account attributable to compensation deferrals shall at all times be fully vested.

(4) Payments from a Participant’s Benefit Account shall commence no earlier than the Participant’s Benefit Commencement Date (determined separately depending on the nature of the expense being reimbursed). Each Health Plan premium payment shall be made as soon as possible after the Health Plan provider submits an invoice or other payment request in connection with such premium.

(5) Payments from a Participant’s Benefit Account to reimburse Medical Expenses shall be determined on a calendar year basis, and shall occur as of each June 30 and December 31 of the calendar year in which the Medical Expense was incurred. The Committee or its delegate shall provide the Participants with the procedures and forms necessary to substantiate Medical Expense claims and to obtain reimbursement. No amounts shall be reimbursed for Medical Expenses unless the expense is timely submitted, properly substantiated and pertains to the year in which the Medical Expense is incurred. All Medical Expenses being reimbursed with respect to a calendar year shall be reimbursed no later than the 15th day of the third month following the Participant’s taxable year in which the Medical Expense is incurred.

(6) Payments under this Plan shall be made first from the Participant’s Post-2004 Benefit Account (first from non-elective contributions made by the Bank, and then from Participant compensation deferrals), and then from the Participant’s Pre-2005 Benefit Account (first from non-elective contributions made by the Bank, and then from Participant compensation deferrals), each as determined on the applicable payment date.

(7) This Section 4.2(c)(7) applies only to Pre-2005 Benefit Accounts. If the Participant dies with a positive vested Benefit Account balance, benefits hereunder shall continue for the Participant’s Spouse, if he or she survives the Participant, and while she is a Spouse. Upon the death of the last to survive of the Participant or his Spouse, an amount equal to the vested Benefit Account, if any, as of the death of the survivor shall be paid to the designated beneficiary of the Participant, unless the Participant has provided in his Joinder Agreement that the surviving Spouse may designate the beneficiary. If there is no designated beneficiary in accordance with the preceding sentence, then the remaining vested Benefit Amount shall be paid to the estate of the last to survive of the Participant and his Spouse. Payment of any benefit to a beneficiary or estate under this Section 4(c)(7) shall be made in the form of a lump sum from the Participant’s vested Benefit Account Balance, payable no later than 120 days following the death of the survivor. If the Participant dies prior to his Spouse, if any, the Bank, at its sole option, but subject to the consent of the Participant’s Spouse, may direct the Committee to pay the Participant’s vested Benefit Account to the beneficiary named by the Participant, in either a single lump sum or installments over ten (10) years (subject to the accounting for the Benefit Account balance in accordance with paragraph 2 above), as the Committee shall determine. In the event the Participant and his or her Spouse die before the Participant’s Benefit Commencement Date (as applicable to medical benefits and not Qualified Long-Term Care Coverage), the vested balance of the Participant’s Benefit Account shall be paid to the Participant’s designated beneficiary, or if no beneficiary is designated, to the estate of the last to survive of the Participant and his Spouse.

(8) This Section 4.2(c)(8) shall apply only to Post-2004 Benefit Accounts. If the Participant dies with a surviving Spouse and a positive vested Post-2004 Benefit Account balance, benefits hereunder shall continue for the benefit of the Participant’s Spouse (subject to Section 4(b)(2), which provides that Post-2004 Benefit Accounts may not be used to reimburse medical expenses) until the earlier to occur of the Spouse’s death or the Post-2004 Benefit Account is exhausted. If a Participant’s surviving Spouse dies before the Participant’s Post-2004 Benefit Account is exhausted, the remaining portion of the Participant’s Post-2004 Benefit Account shall be paid to the surviving Spouse’s estate as soon as practicable after the surviving Spouse’s death. If the Participant dies with a positive vested Post-2004 Benefit Account balance but without a surviving Spouse, the Participant’s vested Post-2004 Benefit Account (determined at the time of the Participant’s death without further adjustment) shall be paid to the Participant’s designated beneficiary(ies) in a cash lump sum during the calendar year following the calendar year in which the Participant dies. If the Participant has not designated a beneficiary at the time of his death, the remaining vested Post-2004 Benefit Amount shall be paid to the estate of the Participant at the same time and in the same manner as it would have been paid to a designated beneficiary. If a designated beneficiary dies before payment is made to him under this Section 4(c)(8), the designated beneficiary’s payment shall be paid to his or her estate. Any portion of the Participant’s Post-2004 Benefit Account that is not applied or distributed in accordance with this Section 4.2(c)(8) shall be forfeited.

(9) At such time as the Participant’s Benefit Account shall be zero, the Participant’s right to participate in the Plan shall cease and the Participant, his Spouse, if any, and any beneficiaries shall receive no further benefits hereunder.

(10) If there are Excess Pre-2005 Amounts, the Committee may, but is not required to, distribute any or all of the Excess Pre-2005 Amounts to the Participant, or in the event of the Participant’s death, his Spouse or beneficiary, as elected in the Joinder Agreement, at such time as the Committee may determine in its sole discretion. The payment of Excess Pre-2005 Amounts must always be in the form of a monthly payment over what the life expectancy of the Participant is, or would have been, on the date payments begin. The Participant may request in writing that all or part of the Excess Amount be paid to him. If the Participant permits in his Joinder Agreement, after the Participant’s death, the Participant’s surviving Spouse may request in writing that all or part of the Excess Amount be paid to the Spouse. The request of a Participant or Spouse (if permitted) to receive an Excess Amount shall be approved or rejected by the Committee in its sole discretion, and such approval shall indicate the amount of the Excess Pre-2005 Amount to be distributed. If the Committee consents to the request for a distribution of an Excess Pre-2005 Amount, then the Excess Amount shall be paid at such time as determined by the Committee in its sole discretion. The amount of a Participant’s Excess Pre-2005 Amount may be redetermined by the Committee at any time, and the payments referred to herein may be ceased, resumed, reduced, or increased to reflect such redetermination, in such manner as the Committee may determine. The Participant, or Spouse if the Participant has died, may request the Committee to recompute the Excess Pre-2005 Amount using new information for expected future Health Plan payments.

(11) In the event any payments under this Plan are taxable to the Participant in any respect, there shall be no gross-up or increased payment to the Participant to reduce, mitigate or offset the tax liability.

(d) Change of Control. On and after a Change of Control the provisions of this Plan shall continue to apply with respect to persons who are Participants, Spouse’s (or beneficiaries) as of the effective time of the Change of Control, and all Participants whose Benefit Accounts were subject to vesting provisions shall become fully vested therein. No Participant’s Benefit Account shall be reduced other than by operation of the Plan. Furthermore, any designation by a Participant of a Health Plan occurring after the effective time of a change in control may be made without obtaining the consent of the Committee.

(e) Grantor Trust. Within five business days of a Change of Control, the Bank shall (i) deposit, or cause to be deposited, in the grantor trust (the “Trust”) substantially in the form approved by the Board, an amount projected to be sufficient to fully fund the Bank’s or any Participating Employer’s obligations under the Plan, and (ii) provide the trustee of the Trust with a written direction to hold said amount and any investment return thereon in a segregated account for payment to each Participant (or his Beneficiary) covered by the Plan, and to follow the terms set forth in the Plan as to the payment of such amounts from the Trust. The Bank may, in its discretion, establish and fund such a Trust at any time prior to a Change of Control.

5. Amendment and Termination of the Plan.

The Board may at any time and from time to time amend the terms of the Plan and suspend or terminate the Plan, all without the consent of the Participants. Notwithstanding the foregoing, an amendment that would adversely affect the right of a Participant to receive his vested Benefit Account determined as of the date of the amendment (including when and how such benefit may be paid to him) shall not be effective with respect to that Participant without the Participant’s written consent. The Board shall nevertheless have the right to amend the Plan, with or without retroactive effect and without the consent of Participants, to ensure the compliance of the Plan with ERISA. No amendment shall be made that would cause the Plan to violate Section 409A without the written consent of the Executive. If Section 409A is determined to apply to all or part of the Plan, then that portion of the Plan that is subject to Section 409A shall be terminated in a manner that complies with Section 409A.

6. No Employment or Other Rights; Attorneys’ Fees.

(a) In no event shall an Employee’s eligibility to participate or participation in the Plan create or be deemed to create any legal or equitable right of the Employee, or any other party to continue service with the Bank, a Participating Employer, or an Affiliate.

(b) In the event any dispute shall arise between a Participant and the Bank as to the terms or interpretation of this Plan, whether instituted by formal legal proceedings or otherwise, including any action taken by a Participant to enforce the terms of this Plan or in defending against any action taken by the Bank, the Bank shall reimburse the Participant for all costs and expenses, including reasonable attorneys’ fees, arising from such dispute, proceedings or actions; provided that the Participant not be entitled to receive such reimbursements if he fails to obtain a final judgment by a court of competent jurisdiction or obtain a settlement of such dispute, proceedings, or actions substantially in his or her favor.

7. Governing Law.

The Plan shall be governed by and construed in accordance with the laws of the State of North Carolina, except to the extent that federal law shall be deemed to apply.

8. ERISA Employee Rights.

Each Participant shall be entitled to certain rights and protections under ERISA, and accordingly shall be entitled to:

(a) Examine, without charge, at the Committee’s office and if possible at other specified locations (such as worksites), all Plan documents, including insurance contracts, collective bargaining agreements and copies of all documents filed by the Plan with the U.S. Department of Labor, such as detailed annual reports and Plan descriptions.

(b) Obtain copies of all Plan documents and other Plan information upon written request to the Committee. The Committee may require a reasonable charge for the copies.

In addition to creating rights for Participants, ERISA imposes duties upon the people who are responsible for the operation of the Plan. The people who operate the Plan, called “fiduciaries” of the Plan, have a duty to do so prudently and in the interest of all Plan Participants and beneficiaries. No one, including the Committee, the Participant’s union, if any, or any other person, may terminate the Participant or otherwise discriminate against the Participant in any way to prevent such Participant from obtaining a benefit or exercising his rights under ERISA. If a Participant’s claim for a benefit is denied in whole or part, the Participant must receive a written explanation of the reason for the denial. The Participant has the right to have the Committee review and reconsider the claim. Under ERISA, there are steps which the Participant can take to enforce the above rights.

For instance, if a Participant requests materials from the Plan and does not receive them within 30 days, he may file suit in a Federal court. In such a case, the court may require the Committee to provide the materials and pay such Participant up to $110 a day until such Participant receives the material, unless the materials were not sent because of reasons beyond the control of the Committee.

If the Participant has a claim for Benefits which is denied or ignored, in whole or in part, he may file suit in a State or Federal court. If it should happen that the Participant is discriminated against for asserting his rights, he may seek assistance from the U.S. Department of Labor, or he may file suit in a Federal court. The court will decide who should pay court costs and legal fees. If the Participant is successful, the court may order the person such Participant has sued to pay these costs and fees. If the Participant loses, the court may order such Participant to pay these costs and fees, for example, if it finds the claim is frivolous.

If the Participant has any questions about this statement or about his rights under ERISA, he should contact the nearest Area Office of the U.S. Labor Management Services Administration, Department of Labor.

Participants with questions about this Plan should contact the Committee. If there are questions about this statement or about a Participant’s rights under ERISA, or if assistance is necessary to obtain documents from the plan administrator, the Participant should contact the nearest office of the Employee Benefits Security Administration, U.S. Department of Labor, listed in the telephone directory or the Division of Technical Assistance and Inquiries, Employee Benefits Security Administration, U.S. Department of Labor, 200 Constitution Avenue N.W., Washington, D.C. 20210. Certain publications about rights and responsibilities under ERISA are available by calling the publications hotline of the Employee Benefits Security Administration.

9. Additional Plan Information

Method of Funding:	Employer Contributions (Including Participant Compensation Deferrals)

Plan Number:	510

Plan Year End:	June 30

Employer’s Address:	10 Woodfin Street P.O. Box 10 Asheville, NC 28802-0010

Employer’s Telephone #:	(828) 259-3939

Employer’s Identification Number:	56-0181785

Plan Administrator:	Employer

Attest:	HomeTrust Bank

By:
Name:
	Title:	President and Chief Executive Officer

(Corporate Seal)